Exhibit 99.1

HOLD FOR RELEASE AT 6:55 AM EST, Nov. 16, 2010

China New Media Announces First Quarter Fiscal Year 2011 Financial Results

Management to Hold Earnings Conference Call Today, November 16

DALIAN, China, November 16, 2010 /PRNewswire-Asia/ -- China New Media Corp. (OTCBB: CMDI) (the “Company”), a fast-growing advertising media company operating the largest outdoor media network in Dalian, China, today announced its financial results for the first fiscal quarter ended September 30, 2010. Summary financial data is provided below (in millions, except EPS and share data):

First Quarter Fiscal 2011 Financial Highlights

•	Revenues for the first quarter of fiscal year 2011 increased by 30.1% year-over-year to $4.1 million, up from $3.2 million in the first quarter of 2010

•	Net income attributable to the Company for the first quarter increased 19.6% year-over-year to $1.1 million, compared with $0.9 million for the first quarter of fiscal 2010

•	Gross margin for the first quarter was 57.9% based on gross profit of $2.4 million, compared with a 62.3% margin in the same period last year

•	Operating income and operating margin for the first quarter were $1.6 million and 39.4%, respectively, compared to $1.4 million and 44.0%, respectively, in the first quarter of 2010

•	Earnings per diluted share were $0.04 for the quarter, compared with diluted EPS of $0.03 achieved in the same period a year ago

“We are pleased with our strong performance in the first quarter,” said James Wang, Chief Executive Officer of China New Media. “We’ve seen continued growth in our business, the new advertising contracts we have acquired boosted both our top and bottom lines in the double digits, and we have maintained a healthy net margin of approximately 26%. Demand for outdoor advertising platforms remains high throughout China as the economy undergoes a transition toward developing domestic consumer demand. We remain committed to expanding our client base in Dalian, Shenyang, Shanghai, and Tianjin and will aggressively pursue market share in new regions as well.”

Results of Operations

Revenues

Revenues for the three months ended September 30, 2010 were $4.1 million as compared to $3.2 million for the three months ended September 30, 2009. The increase of $0.95 million, or 30.1%, was primarily due to increased sales to new and existing customers through the expansion of the Company’s advertising network. During the first quarter, China New Media acquired more desirable locations in Dalian, established operations in Shanghai, and created new advertising media platforms, all of which contributed to the increase in sales.

HOLD FOR RELEASE AT 6:55 AM EST, Nov. 16, 2010

Gross Profit

Gross profit for the three months ended September 30, 2010 was $2.4 million as compared to $2.0 million for the three months ended September 30, 2009.  The increase of $0.38 million, or 20.9%, was primarily due to the corresponding increase in sales. Costs of sales for the three-month period were $1.8 million as compared to $1.2 million for the same period a year ago. The Company’s gross margin was 57.9% and 62.3%, for the three months ended September 30, 2010 and 2009, respectively. The decline in gross margin was largely attributable to the one-time billboard maintenance costs incurred by our newly established Shanghai subsidiary.

Income from Operations

Operating income for the three months ended September 30, 2010 amounted to $1.6 million, an increase of $0.22 million, or 16.5%, as compared to $1.4 million for the three months ended September 30, 2009. Operating expenses for the three-month period grew 31.6% to $0.77 million as compared to $0.58 million for the same period a year ago, which is consistent with the Company’s revenue growth.

Net Income

Net income for the three months ended September 30, 2010 was $1.1 million as compared to $0.91 million for the three months ended September 30, 2009, due to the reasons set forth above. Earnings per basic and diluted share were $0.04 for the quarter, compared with basic and diluted EPS of $0.03 for the same period a year ago.

Liquidity and Capital Resources

As of September 30, 2010, the Company’s current assets were $7.6 million and current liabilities were $12.9 million. Cash and cash equivalents totaled $1.8 million as of September 30, 2010, compared to $1.7 million as of September 30, 2009. The Company’s shareholders’ equity at September 30, 2010 was $15.3 million. Cash generated by operating activities for the quarter ended September 30, 2010 was $0.68 million, compared to cash generated by operating activities of $1.2 million in the same period last year. The Company used net cash of $2.07 million for investing activities. Net cash provided by financing activities was $1.5 million for the three months ended September 30, 2010.

Conference Call and Webcast

Management will host a conference call to discuss these financial results on Tuesday, November 16, 2010 at 9:00 a.m. EST (6:00 a.m. PST).

HOLD FOR RELEASE AT 6:55 AM EST, Nov. 16, 2010

To participate in the call, please dial (877) 941-4775, or (480) 629-9764 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found at http://ViaVid.net.

A replay of the call will be available for two weeks from 12 p.m. noon EST on November 16, 2010, until 11:59 p.m. EDT on November 30, 2010. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the pin number for the replay is 4385379. In addition, a recording of the call will be available via the company’s website at http://www.gywj.cn/home.htm, for one year.

About China New Media Corp.

Founded in September 2000, China New Media Corp. is headquartered in Dalian, the commercial center of Northeastern China. The company owns and operates the city's largest outdoor media network encompassing over 600 bus shelters furnished with billboards and displays; 130 taxi stops with displays; and 12 large-size billboards, including 5 large-size LED displays at major traffic conjunctions. The company also furnishes around 320 buses with advertising posters and 28 metro-trains throughout Dalian Metro Lines. China New Media provides comprehensive advertising services from art design to ad publishing, from daily maintenance to technical upgrading. Launched in Dalian in 2009, China New Media's proprietary LED multimedia display network, City Navigator®, is one of the country's first web-based outdoor advertising networks.

Forward-Looking Statements:

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein, are "forward-looking statements," including statements regarding our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, the growth of our business and our expansion into new regions,  China’s potential economic growth, the demand for our outdoor advertising, the Company's ability to meet its obligations under its various contracts; and the Company's ability to maintain its customer relationships and to maintain its ability to pursue its commercial objectives. In addition, the Company’s operations are conducted in the PRC and, accordingly, are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe such as risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

HOLD FOR RELEASE AT 6:55 AM EST, Nov. 16, 2010

Contact:

For more information, please contact:

Rita Jiang
Executive Vice President of Finance
China New Media Corp.
Tel: 646-691-5047
Email: rita.jiang@gmail.com

Investor Relations:

Dave Gentry, U.S.
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 104
Email: info@redchip.com

Jing Zhang, China
RedChip Beijing Representative Office
Tel: +86 10-8591-0635
Web: http://www.RedChip.com

{Financial statements follow}

 CHINA NEW MEDIA CORP.
 (FORMERLY GOLDEN KEY INTERNATIONAL INC.)
  CONDENSED CONSOLIDATED BALANCE SHEETS
 (IN US DOLLARS)
  (UNAUDITED)

	As of
	September 30,	June 30,
	2010	2010
ASSETS

Current assets
Cash and cash equivalents	$1,778,195	$1,672,017
Accounts receivable, net of allowance for bad debt
$63,480 and $62,635	3,831,694	3,388,247
Advance to suppliers	1,251,105	1,050,567
Advance to employee	136,992	144,361
Other current assets	532,367	138,257
Deferred tax assets	43,517	34,790
Total current assets	7,573,870	6,428,239

Property, equipment and construction in progress, net	14,450,848	13,120,233

Other assets
Security deposits	1,885,058	1,874,363
Intangible asset, net	102,394	93,903
Billboards use right, net	4,663,358	2,172,894
Investment advance	-	1,887,505
Total other assets	6,650,810	6,028,665

Total Assets	$28,675,528	$25,577,137

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Short term loans	$8,488,812	$7,196,112
Long term loans-current	747,255	737,307
Accounts payable, accrued expenses and other payables	252,633	154,808
Deferred revenues	1,971,845	1,628,911
Taxes payable	1,183,611	1,395,209
Due to related parties	264,122	437,121
Total current liabilities	12,908,278	11,549,468

Long term loans	448,353	442,384

Total Liabilities	13,356,631	11,991,852

Commitments and Contingencies

Stockholders' equity
Series A Preferred Stock, $0.0001 par value, 20,000,000 shares authorized,
1,000,000 shares issued and outstanding	100	100
Common stock, $0.0001 Par value; 80,000,000 shares authorized;
27,550,701 shares issued and outstanding	2,755	2,755
Additional paid-in-capital	6,746,071	6,746,071
Accumulated other comprehensive income	199,989	94,571
Retained earnings	6,937,360	5,852,218
Total stockholders' equity	13,886,275	12,695,715
Noncontrolling interest	1,432,622	889,570
Total stockholders' equity	15,318,897	13,585,285

Total Liabilities and Stockholders' Equity	$28,675,528	$25,577,137

CHINA NEW MEDIA CORP.
 (FORMERLY GOLDEN KEY INTERNATIONAL INC.)
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (IN US DOLLARS)
  (UNAUDITED)

For the three months ended September 30,
2010	2009

Revenues	$4,120,750	$3,167,334

Cost of revenue	(1,733,202)	(1,192,967)

Gross profit	2,387,548	1,974,367

Selling, general and administrative expenses	(765,138)	(581,270)

Income from operations	1,622,410	1,393,097

Other income (expenses)
Interest income	1,502	7,778
Interest expense	(156,330)	(69,359)
Other income	65,288	-
Other expenses	(136)	(12,274)

Total Other income (expenses)	(89,676)	(73,855)

Income before income taxes	1,532,734	1,319,242

Income tax provision (benefit)
-	Current	403,558	329,810
-	Deferred	(8,162)	-

Net income	1,137,338	989,432

Less: net income attribute to the noncontrolling interest	52,196	81,867

Net income attributable to China New Media Corp.	1,085,142	907,565

Other comprehensive income
Foreign currency translation gain	105,418	3,347

Comprehensive income	$1,190,560	$910,912

Earnings per share
Basic	0.04	0.03
Diluted	0.04	0.03
Weighted average number of common shares
Basic	27,550,701	26,398,634
Diluted	29,274,676	26,398,634

CHINA NEW MEDIA CORP.
 (FORMERLY GOLDEN KEY INTERNATIONAL INC.)
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (IN US DOLLARS)
  (UNAUDITED)

	For the three months ended September 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,137,338	$989,432
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	377,619	149,381
Deferred tax benefit	(8,162)	-
Changes in operating assets and liabilities
Accounts receivable	(393,121)	(1,289,994)
Restricted cash	-	(65,877)
Other current assets	(518,205)	(32,900)
Advance to employee	9,209	-
Security deposit	14,426	15,740
Advance to suppliers	(184,204)	327,517
Accounts payable, accrued expenses and other payables	152,730	498,783
Advances from customers	-	353,179
Deferred revenues	317,235	-
Taxes payable	(227,752)	303,994

Net cash provided by operating activities	677,113	1,249,255

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible asset	(11,817)	-
Acquisition of billboards use right	(541,821)	33,050
Acquisition of property and equipment	(1,513,159)	(1,851,922)

Net cash used in investing activities	(2,066,797)	(1,818,872)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from capital contributions	472,699	292,788
Net proceeds from short-term bank loans	1,477,185	219,591
Proceeds from related party loans	-	44,757
Repayment of related party loans	(178,823)	-
Repayments of long-term bank loans	(295,437)	-

Net cash provided by financing activities	1,475,624	557,136

EFFECT OF EXCHANGE RATE CHANGE ON
CASH AND CASH EQUIVALENTS	20,238	86

NET INCREASE IN CASH AND CASH EQUIVALENTS	106,178	(12,395)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,672,017	147,366

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,778,195	$134,971

SUPPLEMENTAL CASH FLOW DISCLOSURE
Income taxes paid	$692,274	$73,607
Interest paid	$156,330	$66,815

The accompanying notes are an integral part of these condensed consolidated financial statements.

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Source: China New Media Corp.